Exhibit 99.1

Lithia Motors, Inc. to Offer 4 Million Shares of Class A Common Stock

MEDFORD, Ore., October 5, 2009 — (BUSINESS WIRE)—Lithia Motors, Inc. (the “Company”) (NYSE: LAD), a leading operator of automotive franchises and retailer of new and used vehicles and services, today announced that it has commenced a public offering of 4,000,000 shares of Class A common stock. The Company also intends to grant to the underwriters for the public offering a 30-day option to purchase up to an additional 600,000 shares to cover over-allotments, if any. J.P. Morgan Securities Inc. is acting as the sole bookrunner for the offering and Stephens Inc. is acting as a co-manager.

The Company plans to use the net proceeds of the offering for general corporate purposes, including working capital and potential acquisitions. Prior to such use, the Company expects to use the net proceeds of the offering to pay down amounts outstanding under its revolving credit facility and one or more of its flooring lines of credit, which can be re-accessed when cash is needed for other purposes.

The offering will be made pursuant to an effective registration statement filed with the Securities and Exchange Commission, which was declared effective on October 5, 2009. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The offering is being made solely by means of a prospectus supplement and accompanying prospectus. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the securities may be obtained, when available, from the offices of J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, (718) 242-8002.

About Lithia

Lithia Motors, Inc. is a Fortune 700 Company, selling 27 brands of new and all brands of used vehicles at 88 stores, which are located within 13 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591.

Source: Lithia Motors, Inc.

Lithia Motors, Inc.

Investor Relations, 541-776-6591